Exhibit 99.1

Stellus Capital Management to Become Part of Alternative Asset Manager P10

Transaction to provide complementary resources, expertise, and relationships to enhance Stellus’ existing platform

Stellus investment processes, strategy, and operations to remain unchanged

HOUSTON, February 5, 2026 (PR NEWSWIRE) – Stellus Capital Management (“Stellus” or the “Company), a U.S. direct lender with $3.8 billion of AUM specializing in senior secured loans in the lower-middle market, announced that it has entered into a definitive agreement to be acquired by P10, Inc. (NYSE: PX) (“P10”), a leading private markets solutions provider that similarly serves the lower-middle market. Stellus will continue to be managed by its current partners who will retain control of its day-to-day operations, including investment decisions and investment committee processes.

P10, which has more than $40 billion in assets under management, operates a multi-strategy platform focused on the middle and lower-middle market. Stellus views P10 as the optimal strategic partner based on its operating model and complementary expertise and relationships. P10’s sponsor network is expected to broaden access to direct lending opportunities for the Stellus’ clients, while preserving the firm’s core investing philosophy and approach.

Robert Ladd, Managing Partner of Stellus, noted, “Luke Sarsfield and the P10 team have established a highly scaled and diversified private markets platform with a clear focus on the middle and lower-middle market, and we see strong alignment in our respective approaches. This transaction will enhance our ability to develop additional strategies and investment vehicles that meet the evolving needs of global investors seeking access to opportunities in our markets and those of sponsors and borrowers seeking a reliable, thoughtful lending partner. We look forward to working closely with the P10 team to support disciplined growth and long-term value creation for our clients.”

"This acquisition is a continuation of P10’s long-term strategy to partner with leading specialized investment managers operating in the middle and lower-middle market and adds a best-in-class direct lending franchise to our platform,” said Luke Sarsfield, P10 Chairman and Chief Executive Officer. “Rob and his team have built a firm with a strong history of growth, proven track record of vehicle launches and robust credit and investment performance across economic cycles. Further, Stellus’ sponsor borrower base is a natural fit within P10’s middle and lower-middle market GP sponsor ecosystem, creating the potential for new opportunities across the firm. With our shared philosophy of investment excellence, client outcomes, and long-term value creation, we look forward to Stellus joining our leading alternatives platform.”

The transaction is expected to close in mid-2026, subject to BDC shareholder approvals and other customary closing conditions.

Goldman, Sachs & Co. is acting as exclusive financial advisor and Eversheds Sutherland (US) LLP and Winston & Strawn LLP are serving as legal advisors to Stellus.

Kirkland & Ellis LLP and Troutman Pepper Locke are serving as legal advisors to P10.

About Stellus Capital Management

Stellus Capital Management is a leading direct lender specializing in senior secured loans in the lower-middle market. With a track record spanning over 20 years, the Stellus team has invested over $10.3 billion in 375+ portfolio companies and has approximately $3.8 billion in assets under management, including $2.6 billion in fee-paying assets under management. Stellus is headquartered in Houston, TX with offices in Charlotte, NC and the Washington, D.C. area. Visit www.stelluscapital.com.

About P10

P10 (NYSE: PX) is a leading private markets solutions provider with over $40 billion in assets under management as of September 30, 2025. P10 invests across Private Equity, Private Credit, and Venture Capital in access-constrained strategies, with a focus on the middle and lower-middle market. P10’s products have a global investor base and aim to deliver compelling risk-adjusted returns. For additional information, please visit www.p10alts.com.

Stellus Investor Contact:

Todd Huskinson

thuskinson@stelluscapital.com

Stellus Media Contact:

Pro-Stellus@prosek.com